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                                  Exhibit 10.1

FOR IMMEDIATE RELEASE                          Contact:  Steven R. McClellan
                                                         Chief Financial Officer
                                                         (901) 766-6400






                        PERKINS FAMILY RESTAURANTS, L.P.
          EVALUATING OPTIONS ON RE-ENTERING THE UPSTATE NEW YORK MARKET


Memphis, TN, February 8, 1999 --- Perkins Family Restaurants announced today that it will soon decide how to best re-enter the upstate New York market. Perkins is withdrawing as a result of the purchase by Denny's (a subsidiary of Advantica Restaurant Group) of 30 restaurants in the bankruptcy auction sale of the assets of its former franchisee, Perk Development Corporation. Denny's was the successful bidder after Perkins determined that the bidding had reached a level that, when combined with the other obligations being assumed and the necessary extensive remodeling and deferred maintenance expenses, exceeded the amount that Perkins could pay and still generate an acceptable financial return.

"While we feel a loss because Perk had been part of the Perkins system for over 25 years, there will be no material impact on Perkins Family Restaurants' 1998 financial statements as a result of these restaurants going out of the system, other than a non-cash write-down of intangibles in the approximate amount of $700,000. With our continued success in attracting new franchisees to our system, we expect to easily replace the approximately $1,900,000 in royalties that Perkins earned from Perk in 1998," said Steven R. McClellan, Executive Vice President and CFO.

Perkins Family Restaurants will own or franchise 466 restaurants in 35 states and Canada after these 30 restaurants are closed and expects to open an additional 40 company-owned and franchised Perkins Family Restaurants in 1999. Additional information is available on the worldwide web at http://www.perkinsrestaurants.com


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